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                                                                   EXHIBIT 10.11


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") is dated this 11th day of October, 1999 and is entered into by and between Mark Shirman ("Executive") and Convergent Group Corporation, a Delaware corporation, having its principal office at 6399 South Fiddler's Green Circle, Suite 600, Englewood, Colorado 80111 (the "Corporation"). In consideration of the mutual promises and the terms and conditions set forth below, Executive and the Corporation (together, the "Parties," and each, a "Party") agree as follows:

         1. Employment. The Corporation shall employ Executive as an Executive Vice President of the Corporation, and Executive hereby accepts such employment and agrees to perform such duties and undertake such responsibilities as are customarily performed by others holding positions similar to that assigned to Executive in similar businesses, subject to the general direction and supervision of the Corporation's President and Chief Executive Officer.

         2. Full-Time Best Efforts. Executive shall devote his full professional time and attention to the performance of his obligations under this Agreement, and will at all times faithfully, industriously and to the best of his ability, experience and talent, perform all of his obligations hereunder. Executive shall receive a performance review from the Corporation after six months of employment and thereafter on or about each anniversary of the Effective Date (as defined below).

         3. Term. The term of this Agreement shall begin on October 11, 1999 (the "Effective Date") and shall end on December 31, 2002, unless terminated prior to that date as provided herein..

         4. Compensation and Benefits.

              (a) The Corporation shall pay compensation to Executive consisting of an annual base salary and bonuses. The annual base salary, effective as of October 11, 1999, is $200,000. Executive's base salary shall be reviewed at annually in conjunction with Executive's annual performance review and may be increased, but not decreased, as appropriate in light of Executive's performance. Executive's annual base salary shall be paid in twenty-four (24) semi-monthly payments during each annual period.

              (b) The annual base salary set forth in Section 4(a) shall be adjusted annually in an amount equal to the increase in the cost of living during the preceding annual period. At no time shall the annual base salary be adjusted to an amount lower than the previous year's annual base salary. The first cost of living adjustment shall be effective as of October 1, 2000 and shall be based upon the cost of living increase for the period October 1, 1999 through September 30, 2000. The annual base salary shall be adjusted annually each year thereafter, effective as of October 1, based upon the prior


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calendar year's cost of living change. The cost of living adjustment shall be determined by reference to the change in the Consumer Price Index - Cities, all items, figures for urban wage earners and clerical workers, Boston, as published by the Bureau of Labor Statistics or a comparable index if this index is discontinued at any time during the term of this Agreement. If the change in the Consumer Price Index has not been released as of the time at which an adjusted payment is to be made, the Corporation shall estimate the amount of the adjustment, and the amount of any overpayment or underpayment shall be corrected in the first payment in which it is reasonably practical to do so after the Consumer Price Index is released.

              (c) Executive shall receive a signing bonus of $180,000 (the "Signing Bonus") in addition to his annual base salary. The signing bonus shall be paid in twelve monthly payments of $15,000, payable on the last day of each calendar month commencing October 31, 1999 and continuing through September 30, 2000, provided that Executive remains employed by the Corporation as of such date.

              (d) Commencing October 1, 2000, Executive shall be eligible to earn an annual incentive performance bonus for each year (the "Incentive Bonus") in addition to his annual base salary. The targeted annual bonus amount shall be consistent with the bonus opportunity provided to other executive and senior managers of the Corporation at Executive's level of employment (the "Target Bonus"). The initial Target Bonus shall be pro-rated for the period October 1, 2000 through December 31, 2000. The amount of the Target Bonus which is earned shall be dependent upon the attainment of Executive's annual performance plan focussed upon E-Commerce and other mutually agreed upon objectives, which plan shall be established annually by mutual agreement between Executive and the Corporation, provided that the plan must be reasonably attainable by Executive (the "Annual Performance Plan"). The initial Annual Performance Plan shall cover the period from the Effective Date through December 31, 2000 and shall be established within forty-five (45) days after the Effective Date. Subsequent Annual Performance Plans shall cover a calendar year and shall be established for each year on or before January 31 of such year. If the Corporation and Executive are unable to mutually agree with respect to Executive's Annual Performance Plan, the Annual Performance Plan shall be determined by the Corporation in its reasonable discretion, provided that the plan must be reasonably attainable by Executive. There shall be a 90% threshold for receipt of the Incentive Bonus. If Executive achieves less than 90% of his Annual Performance Plan during any year, Executive shall not be entitled to receive any Incentive Bonus for such year. If the 90% threshold is met or exceeded, Executive shall receive an Incentive Bonus equal to that percentage of the Target Bonus which is the same as the percentage of the Annual Performance Plan that has been met, up to 100%. Exceeding 100% of the Annual Performance Plan may result in additional compensation to be determined by the Corporation in its reasonable discretion. Any Incentive Bonus earned pursuant to this Agreement shall be paid no later than April 15 of the year following the year for which the Incentive Bonus was earned.



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              (e) Executive shall be entitled to participate in such life insurance, disability, medical, dental, pension, profit sharing and retirement plans and other programs as may be made generally available from time to time by the Corporation for the benefit of executives of Executive's level or its employees generally (the "Benefits"). In addition, provided that Executive is able to qualify for such insurance, the Corporation shall pay the premiums for $2,000,000 of life insurance on the life of Executive. The Corporation shall be the beneficiary of $500,000 of such coverage. Executive shall be entitled to name the beneficiary for the remaining $1,500,000 of such coverage. Executive shall be entitled to receive one week of sick/personal time and four weeks of vacation during each full year of employment. Any unused vacation leave time accumulated during such year of employment shall not carry over to subsequent years.

         5. Stock Options. Executive shall be granted options to purchase Common Stock of the Corporation pursuant to the Corporation's 1999 Stock Option Plan. Option grants shall be made in three separate tranches, as follows:

              (a) The first grant ("Tranche 1") shall consist of options to acquire 226,626 shares of Common Stock (0.3% of the outstanding capital stock of the Corporation on a fully diluted basis as of the date of this Agreement). The exercise price of the options in Tranche 1 shall be $.046 per share. The date of grant shall be October 11, 1999. The options in Tranche 1 shall be fully vested and exercisable as of the date of grant; provided, however, that if Executive voluntarily terminates employment with the Corporation, other than for "Good Reason" (as defined herein), prior to the first anniversary of the Effective Date, all vested and unexercised options shall immediately terminate and any shares acquired upon exercise of options prior to such date shall be forfeited to the Corporation, and Executive shall be entitled to receive back the amount paid therefor. The exercise period of the options in Tranche 1 shall be ten years from the date of grant, subject to earlier termination as set forth in the 1999 Stock Option Plan.

              (b) The second grant ("Tranche 2") shall consist of options to acquire 377,710 shares of Common Stock (0.5% of the outstanding capital stock of the Corporation on a fully diluted basis as of the date of this Agreement). The exercise price of the options in Tranche 2 shall be $.046 per share. The date of grant shall be October 11, 1999. None of the options in Tranche 2 shall be vested or exercisable as of the date of grant. The options in Tranche 2 shall begin to vest as of October 31, 1999, depending upon Executive's achievement of the Annual Performance Plan for the period October 11, 1999 through September 30, 2000 (the "Initial Performance Period"). There shall be a 90% threshold for the commencement of vesting of the Tranche 2 options. If Executive achieves less than 90% of his Annual Performance Plan during the Initial Performance Period, none of the Tranche 2 options shall be eligible for vesting and all of the Tranche 2 options shall be forfeited. If the 90% threshold is met or exceeded, a percentage of the Tranche 2 options shall begin to vest equal to that percentage of the Tranche 2 options which is the same as the percentage of the Annual Performance Plan that has been met, up to 100%. One-third of the Tranche 2 options which have become eligible for vesting as a result of meeting the Annual Performance Plan during the Initial



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Performance Period shall vest and become exercisable effective as of October 11,
2000, provided that Executive remains in the employ of the Corporation. The remaining two-thirds of such Tranche 2 options shall vest and become exercisable in 24 monthly installments commencing on October 31, 2000 and continuing through September 30, 2002, provided that Executive remains in the employ of the Corporation. Any Tranche 2 options which do not commence to vest as of October 11, 2000 as a result of a failure to meet 100% of the Annual Performance Plan during the Initial Performance Period shall be forfeited as of October 11, 2000. The exercise period of the options in Tranche 2 shall be ten years from the date of grant, subject to earlier termination as set forth in the 1999 Stock Option Plan.

              (c) The third grant ("Tranche 3") shall consist of options to acquire up to 944,275 shares of Common Stock (1.25% of the outstanding capital stock of the Corporation on a fully diluted basis as of the date of this Agreement). Executive shall have the right, in his sole discretion, to allocate the options in Tranche 3 among himself, Gregory H. Courniotes, David J. Rubinstein and other employees of the Corporation who report, directly or indirectly, to Executive; provided that the recipient of the options must be an employee of the Corporation at the time of such allocation; and provided further that the aggregate number of options so allocated shall not exceed 944,275. Such allocation may be made at any time and from time to time on or after the Effective Date and prior to the termination or expiration of this Agreement (though once an allocation is made to an individual it may not be reallocated) by written notice to the Corporation (an "Allocation Notice"). The date of grant for each allocation shall be the date the Allocation Notice is received by the Corporation. The exercise price of the options in Tranche 3 shall be Fair Market Value, as determined in accordance with the 1999 Stock Option Plan, as of the date of grant. The options in Tranche 3 shall vest and become exercisable only upon the occurrence of a "Triggering Event" (as defined herein); provided that Executive remains in the employ of the Corporation at the date of such Triggering Event. A "Triggering Event" shall be deemed to have occurred (i) if the Corporation's market capitalization, as determined by multiplying the closing price per share of the Corporation's Common Stock in a nationally recognized public trading market by the number of shares then issued and outstanding, exceeds $1 Billion for thirty consecutive days at any time commencing after October 1, 2000, or (ii) upon the closing of a sale of all or substantially all of the Corporation's business, whether by sale of assets or stock or by merger or consolidation, in a single transaction or a series of related transactions (a "Sale"), in which the gross proceeds to the Corporation or the Corporation's stockholders, as the case may be, equals or exceeds $750 Million. If the $750 Million threshold is met or exceeded, the percentage of the Tranche 3 options which shall vest shall be determined by dividing the amount by which the gross proceeds in the Sale exceeds $750 Million, up to a maximum of gross proceed of $1 Billion or a $250 Million excess, by $250 Million. For example if the gross proceeds in the Sale are $900 Million, 60% of the Tranche 3 options ($150 Million divided by $250 Million) shall vest. If there is a Sale in which the $750 Million threshold is not met or exceeded, the Tranche 3 options shall be forfeited. Due to the unique nature of the vesting conditions for the options in Tranche 3, such options shall not automatically vest



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upon a "Change in Control" as provided in the 1999 Stock Option Plan, and the
1999 Stock Option Plan and the Stock Option Agreement issued pursuant to the 1999 Stock Option Plan to evidence the Tranche 3 options shall be modified as necessary so that the provisions of this paragraph are permissible. The exercise period of the options in Tranche 3 shall be ten years from the date of grant, subject to earlier termination as set forth in the 1999 Stock Option Plan.

The option terms set forth herein shall be memorialized in Stock Option Agreements to be executed by the Corporation and Executive pursuant to the Corporation's 1999 Stock Option Plan. Such Option Agreements shall be in the Corporation's standard form, subject to the modifications set forth herein, shall be Incentive Stock Options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), to the maximum extent permitted by the Code, and shall permit Executive to make an "early exercise" as authorized pursuant to the 1999 Stock Option Plan. If there is any change, increase or decrease, in the outstanding shares of the Corporation's Common Stock which is effected without receipt of additional consideration by the Company, by reason of a stock dividend, recapitalization, merger, consolidation, stock split, combination or exchange of stock, or other similar circumstances, which change occurs prior to the grant of all of the options to be granted pursuant to this Agreement, then in each such event, the Corporation shall make an appropriate adjustment in the aggregate number of shares of stock available under the options not yet granted under this Agreement in order to prevent the dilution or enlargement of Executive's rights. In making such adjustments, fractional shares shall be rounded to the nearest whole share. If any options are already outstanding at the time of any such change, such outstanding options shall receive the anti-dilution protection set forth in the 1999 Stock Option Plan. If at any time the Common Stock of the Corporation becomes publicly-traded, the Corporation shall use reasonable efforts to register under the Securities Act of 1933, as amended, the Common Stock to be received upon exercise of Executive's options pursuant to a filing on Form S-8 or any successor form, provided that the Corporation is eligible to use such Form. The Corporation shall also use reasonable efforts to register under the Securities Act of 1933, as amended, up to 50% of the shares of Common Stock to be received upon exercise of Executive's options in the first secondary offering of the Corporation's Common Stock following an initial public offering of the Corporation's Common Stock. The Corporation and Executive recognize that the Corporation's ability to effect a registration of shares held by Executive in connection with a secondary offering of the Corporation's Common Stock may be limited by the Corporation's existing obligations to register shares of Common Stock held by existing shareholders of the Corporation pursuant to that certain Registration Rights Agreement among the Corporation and the shareholders named therein dated as of August 13, 1999. The Corporation and Executive further recognize that the Corporation makes no representation and warranty regarding the Corporation's ability to "go public" or consummate an initial public offering or any secondary offering.

         6. Facilities and Expenses. Executive's principal office shall be located in facilities to be opened by the Corporation in the Boston, Massachusetts metropolitan area (the "Boston Office"); provided, however, that Executive shall make himself



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available at the Corporation's main office in Denver, Colorado, and/or at customer premises at such times as are reasonably necessary for the satisfactory performance of Executive's duties pursuant to this Agreement. The Corporation shall pay per diem travel expenses, based upon the Corporation's standard practices, for costs of commuting to the Corporation's main office and/or customer premises. The Corporation shall further reimburse Executive, in accordance with the Corporation's normal policies and procedures, for other reasonable expenses incurred in the performance of Executive's duties hereunder, including without limitation, expenses for entertainment and business fax and telephone bills. Unusual and extraordinary expenses incurred by Executive and not approved in advance by the Corporation may not be reimbursed.

         7. No Copies of Documents and Materials. Executive shall not (except in the performance of his duties in the ordinary course of business for which he is employed by the Corporation) at any time or in any manner make or cause to be made any copies, pictures, duplicates, facsimiles or other reproductions or recordings or any abstracts or summaries of any reports, studies, memoranda, correspondence, manuals, records, plans or other written, printed, computerized or otherwise recorded materials of any kind or nature whatsoever belonging to or in the possession of the Corporation or any of its subsidiaries.

         8. Materials Remain on Premises. Executive shall have no right, title or interest in any material referenced in Section 7. Executive agrees that, except in the performance of his duties in the ordinary course of business for which he is employed by the Corporation, Executive will not, without the prior written consent of the Corporation, remove any such material from any premises of the Corporation. Executive further agrees that, immediately upon the termination of his employment with the Corporation or upon the termination of this Agreement, whichever occurs earlier, or at any time prior thereto upon the request of the Corporation, he shall surrender all such material to the Corporation and execute a document acknowledging that he has complied with the provisions of this Agreement.

         9. Trade Secrets. Executive shall not at any time, whether during or after the term of this Agreement, use for Executive's own benefit or purposes or for the benefit or purposes of any other person, firm, partnership, association, corporation or business organization, entity or enterprise, or disclose (except in the performance of his duties in the ordinary course of business for which he is employed by the Corporation) in any manner to any person, firm, partnership, association, corporation or business organization, entity or enterprise any trade secret, information, data, know how or knowledge (including, but not limited to, that relating to service techniques, purchasing organization and methods, sales organization and methods, inventories, client lists, market development and expansion plans, personnel training and development programs and client and supplier relationships) or any other Discoveries (as defined in
Section 11) belonging to or relating to the affairs of the Corporation or any of its subsidiaries or to the clients of the Corporation or any of its subsidiaries; provided, however, that this Section shall not apply to any trade secret, information, data, know how, knowledge, or



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Discovery that is or becomes generally available to the public through no fault or action of Executive.

         10. Customers. In furtherance of and not in limitation of Section 9, Executive acknowledges that the list of the Corporation's and its subsidiaries' customers as it may exist from time to time constitutes a valuable and unique asset of the Corporation, and Executive agrees that he shall not, during or after the term of his employment, disclose such list or any part thereof to any person, firm, partnership, association, corporation, or business organization, entity or enterprise for any reason or purpose whatsoever, nor shall Executive use such customer list for his own benefit or purposes or for the benefit or purposes of any business with whom Executive may become associated.

         11. Discoveries. Executive agrees with the Corporation that any and all inventions, discoveries, improvements, designs, methods, systems, developments, know how, ideas, suggestions, devices, trade secrets and processes (hereinafter collectively referred to as "Discoveries"), whether patentable or not, which are discovered, disclosed to or otherwise obtained by Executive during his employment with the Corporation are confidential, proprietary information and are the sole and absolute property of the Corporation. Executive agrees to disclose promptly to the Corporation all such Discoveries and to assist the Corporation in making any application in the United States and in foreign jurisdictions for patents or other intellectual property protection of any kind with respect thereto.

         12. Works for Hire. All works and writings of a professional nature which are produced by Executive during his employment with the Corporation constitute works made for hire and are the sole and absolute property of the Corporation. Executive grants the Corporation the exclusive right to copyright all such works and writings in the United States and in foreign jurisdictions. To the extent any such works or writings are deemed to not be works for hire, Executive hereby assigns and agrees to assign all his interests therein to the Corporation or its nominee. Whenever requested to do so by the Corporation, Executive shall execute any and all applications, assignments, or other instruments that the Corporation may deem necessary to protect the Corporation's interest therein.

         13. Use of Confidential Information of Other Persons. Executive represents and warrants that he has not brought and will not bring with him to the Corporation or use at the Corporation any materials or documents or intellectual property belonging to Executive or to a former employer or any other person that are not generally available to the public, unless express written authorization for their possession and use has been obtained from such person and the Corporation. Executive understands that he is not to breach any obligation of confidentiality that is owed to any former employer or other person, and Executive agrees to fulfill all such obligations during the period of his affiliation with the Corporation.



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         14. Nondisclosure Agreement. In addition to the obligations set forth herein, Executive shall execute and deliver to the Corporation a Nondisclosure Agreement in the Corporation's standard form.

         15. Remedies. Executive acknowledges and agrees that the provisions of this Agreement are essential to the Corporation and are reasonable and necessary to protect the legitimate interests of the Corporation and its subsidiaries and that the damages sustained by the Corporation or its subsidiaries as a result of a breach of the agreements contained herein will subject the Corporation or its subsidiaries to immediate, irreparable harm and damage, the amount of which, although substantial, cannot be reasonably ascertained, and that recovery of damages at law will not be an adequate remedy. Executive therefore agrees that the Corporation and its subsidiaries, in addition to any other remedy they may have under this Agreement or at law, shall be entitled to injunctive and other equitable relief to prevent or curtail any breach of any provision of this Agreement. In the event suit or action is instituted to enforce this Agreement or any of the terms and conditions hereof, including, but not limited to, suit for preliminary injunction, the prevailing Party shall be entitled to costs and reasonable attorneys' fees. Executive waives any right to the posting of a bond in the event of an issuance of a temporary restraining order, preliminary injunction or permanent injunction upon the issuance of said order by a court of competent jurisdiction.

         16. Death During Employment. This Agreement shall terminate upon Executive's death. In such event, the Corporation shall pay a death benefit equal to Executive's base monthly salary for the balance of the month of Executive's death and for the month following his death. Any amounts payable under this Agreement following Executive's death shall be paid to the beneficiary named in writing by Executive, or if none, to Executive's surviving spouse, or if none, to the executors and administrators of Executive's estate and shall be paid within sixty (60) days of Executive's death.

         17. Disability. This Agreement shall terminate upon Executive's Disability (as defined herein). "Disability" shall be deemed to exist only if Executive is disabled according to the definition of "disability" which is contained in the disability insurance policy paid for by the Corporation for its executives.

         18. Termination for Other Than for Disability or Death. This Agreement may terminate for reasons other than Executive's death or disability upon the occurrence of any of the following events:

              (a) The Corporation, at its option, may terminate Executive for Cause upon written notice by the Corporation to Executive fully setting forth such Cause. For this purpose, the Corporation shall be deemed to have "Cause" following the occurrence of any of the following events:



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              1)   Commission by Executive of an act or omission which would
                   constitute a felony under the laws of the State of Colorado or the United States, had such act or omission been performed in either such jurisdiction.

              2) Executive's alcoholism or illegal drug addiction, if established by competent evidence. The Corporation shall have the right, but not the obligation, upon reasonable cause, to demand that Executive submit to a medical examination by a qualified independent physician selected by the Corporation to ascertain whether such condition exists.

              3) Breach of Executive's duty of loyalty to the Corporation which materially adversely affects the financial well-being of the Corporation.

              4) Executive's willful refusal to obey directions of the Board of Directors or a superior officer of the Corporation (so long as such directions do not involve illegal or immoral acts), which Executive fails to cure within five (5) days of receipt of written notice from the Corporation which describes such refusal and makes reference to this Section 18(a).

              5) Gross mismanagement by Executive of the business of the Corporation, which Executive fails to cure within fifteen
                   (15) days of receipt of written notice from the Corporation which describes the mismanagement in reasonable detail and makes reference to this Section 18(a).

              6) Breach of a material term of this Agreement, which Executive fails to cure within fifteen (15) days of receipt of written notice from the Corporation which describes the breach in reasonable detail and makes reference to this Section 18(a). For purposes of the preceding sentence, the "material terms" of this Agreement shall be limited to those set forth in
                   Section 2 and Sections 7 through and including 14.

              (b) The Corporation shall have the right to terminate this Agreement without Cause at any time upon thirty (30) days' advance written notice to Executive; provided, however, that the Corporation shall not be entitled to terminate this Agreement without Cause prior to the first anniversary of the Effective Date.

              (c) Executive, at his option, may terminate employment for Good Reason upon written notice by Executive to the Corporation fully setting forth such Good Reason. For this purpose, Executive shall be deemed to have "Good Reason" following the occurrence of any of the following events:

              1) A material breach of this Agreement by the Corporation, which the Corporation fails to cure within fifteen (15) days of receipt of written notice from Executive which describes the breach in reasonable detail and makes reference to this
                   Section 18(c).



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              2)   The Corporation's requiring Executive to be based at any
                   office or location other than the Boston Office without Executive's approval, except for required travel on the Corporation's business, which the Corporation fails to cure within fifteen (15) days of receipt of written notice from Executive which describes the matter in reasonable detail and makes reference to this Section 18(c).

              3) A change in Executive's job title (other than as a result of a promotion), a reduction in Executive's base salary, or a change in Executive's reporting responsibilities such that Executive no longer reports to the Corporation's President and Chief Executive Officer (other than as a result of a promotion), in each case which the Corporation fails to cure within fifteen (15) days of receipt of written notice from Executive which describes the matter in reasonable detail and makes reference to this Section 18(c).

              (d) Executive shall have the right to terminate this Agreement without Good Reason at any time upon thirty (30) days' advance written notice to the Corporation.

              (e) This Agreement may be terminated at any time upon the mutual agreement of the Parties.

         19. Rights Upon Termination.

              (a) Upon termination of Executive's employment with the Corporation, the Corporation shall have no further obligation to Executive except as specifically provided under this Agreement. Termination of Executive's employment shall not affect Executive's right to receive any compensation or bonuses which have accrued but have not been paid through the date of termination.

              (b) In addition to any accrued compensation or bonuses, and depending upon the circumstances of Executive's termination of employment, the Corporation shall pay or provide certain severance benefits (the "Severance Benefits"). The nature and extent of the Severance Benefits to be provided shall be determined in accordance with the table set forth in Exhibit A attached hereto. For purposes of Exhibit A, the following terms shall have the following meanings:

                   (1) "Severance Pay" shall be expressed as a monthly amount and shall mean one-twelfth of Executive's annual base salary pursuant to Section 4(a). Any Severance Pay due to Executive shall be paid in cash or by check on the same dates on which Executive would otherwise have received payment of his annual base salary hereunder if employment had continued.



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                   (2) "Continuation Benefits" shall mean the continuation of the Benefits, including any Benefits which cover Executive's family, but excluding any contribution to any qualified or nonqualified pension, profit sharing or retirement plan or other deferred compensation arrangement (each a "Retirement Plan").

                   (3) A "Change in Control" shall mean and shall be deemed to have occurred if any of the following events shall have occurred:

                        (a) A Third Person (as defined below), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended from time to time, and any successor act (the "Exchange Act"), becomes the "beneficial owner," as defined in the Exchange Act, of shares of the Corporation having 50% or more of the total number of votes that may be cast for the election of a majority of the Directors of the Corporation; or

                        (b) The Board of Directors or the stockholder(s) of the Corporation approve: (i) any agreement for a merger or consolidation or like business recombination or reorganization of the Corporation with another entity, the consummation of which would result in the occurrence of any event described in Section 19(b)(3)(a) above or (ii) any sale, exchange or other disposition of all or substantially all of the Corporation's assets; or

                        (c) An asset sale which results in the sale, exchange or other disposition of greater than 67% in fair market value of the Corporation's total assets, other than in the ordinary course of business, whether in a single transaction or a series of related transactions; provided, however, that no sale or disposition of assets shall be taken into account to the extent that the proceeds of such sale or disposition (whether in cash or in-kind) are reinvested or are, in the case of proceeds received in-kind, used in the ongoing conduct of the Corporation, provided further that such a reinvestment shall not be deemed to have occurred unless made within six (6) months of such sale or disposition and provided further that, the term reinvestment shall include the use of proceeds to repay debt incurred in connection with the operation of the business in which the assets sold or disposed of were used; or

                        (d) The dissolution of the Corporation.

         Notwithstanding anything herein to the contrary, none of the events described above shall be considered to be a "Change in Control" if (i) such event results in the acquisition of control by the then existing management of the Corporation, or (ii) Glenn E. Montgomery, Jr. remains the President and Chief Executive Officer of the Corporation or its successor for a period of at least ninety (90) days following such event. Subject to the preceding sentence, a Change in Control shall be deemed to have occurred on the effective date of such event. For purposes of determining whether there has been a Change in Control, the Third



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         Person owning shares must be someone other than a person or entity, or an Affiliate of a person or entity, that, as of the Effective Date, was the beneficial owner of shares of the Corporation having 5% or more of the total number of votes that may be cast for the election of any of the Directors of the Corporation. "Affiliate" shall mean, with respect to any person or entity, a person or entity that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.

              (c) Upon the termination of Executive's employment with the Corporation for any reason, Executive shall be return to the Corporation any and all equipment owned by the Corporation and used by Executive.

              (d) If any portion of the Benefits (excluding any contributions to any Retirement Plan) cannot reasonably be made available to Executive as required following a termination of employment, then the Corporation shall pay to Executive an amount in cash equal to 150% of the cost which must be incurred by Executive to acquire benefits equivalent to any tax-exempt Benefits previously provided by the Corporation and 100% of the cost which must be incurred by Executive to acquire benefits equivalent to any taxable Benefits previously provided by the Corporation. The Corporation shall determine the cost to Executive of such Benefits in good faith and shall provide reasonable documentation to support its findings to Executive.

         20. Mitigation. Executive shall inform the Corporation if he should assume any position, whether as proprietor, partner, employee, principal, agent, consultant, director, officer, or in any other capacity, in any other firm or business. To the extent Executive shall accrue compensation from such other firm or business (whether such compensation shall be payable immediately or on a deferred basis), any Severance Pay payable by the Corporation shall be reduced on a dollar for dollar basis for each dollar earned by Executive during the period in which such Severance Pay is to be paid. Continuation Benefits shall be subject to mitigation under the limited circumstances described in Exhibit A if and only if Executive, in his sole discretion, has accepted employment with another firm or business and is eligible to receive benefits which are equivalent in all material respects to the Continuation Benefits. In determining benefit equivalence, the parties shall consider all factors, including the level of coverage, the cost, if any, to Executive, and the effect, if any, of provisions limiting coverage for pre-existing conditions. Notwithstanding anything herein to the contrary, this Section shall not apply, and there shall be no mitigation, following a termination of Executive's employment pursuant to
Section 18(b) or 18(c) or voluntarily by Executive within one year after a Change in Control.

         21. Arbitration. Any controversy or claim arising out of or related to this Agreement shall be settled by arbitration in Englewood, Colorado, under the Commercial Rules of the American Arbitration Association in effect at the time such controversy or claim arises (the "Rules") by one arbitrator appointed by the American Arbitration Association in accordance with the Rules, the arbitrator also apportioning the costs of arbitration. The award of the arbitrator shall be in writing, shall be final and binding upon the Parties, shall not be appealed from or contested in any court and may, in appropriate circumstances, include injunctive relief. Should any Party fail to appear or be represented at the arbitration proceedings after due notice in accordance with the Rules, then the arbitrator may nevertheless render a decision in the absence of said Party, and such decision shall have the same force and effect as if the absent Party had been present, whether or not it shall be adverse to the interests of that Party. Any award rendered hereunder may be entered for enforcement, if necessary, in any court of competent jurisdiction, and the Party against whom enforcement is sought shall bear the expenses, including attorneys' fees, of enforcement. Notwithstanding the foregoing, the Corporation shall be entitled to seek injunctive or other equitable relief to enforce any of the provisions in Sections 6 through 14 from any court of competent jurisdiction without the need to resort to arbitration.

         22. Survival. The covenants contained in this Agreement shall survive any termination of Executive's employment with the Corporation and shall survive any termination of this Agreement. The existence of any claim or cause of action of Executive against the Corporation, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Corporation of any of the covenants contained in this Agreement.

         23. Severability. If the scope of any restriction contained in this Agreement is too broad to permit enforcement of such restriction to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law, and Executive and the Corporation hereby consent and agree that the scope of such restriction may be judicially modified in any proceeding brought to enforce such restriction. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted from this Agreement and the remainder of this Agreement shall remain in full force and effect.

         24. Notice. Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered by personal delivery, air courier, or if mailed by registered or certified first-class mail, return receipt requested, to the residence of Executive as it appears in the corporate records for notice to Executive, or to the principal office of the Corporation for notice to the Corporation. All notices delivered in accordance with this Section shall be deemed to have been received and shall be deemed effective if delivered in person or by air courier, upon actual receipt by the intended recipient, or if mailed, upon the date of delivery or refusal to accept delivery as shown by the return receipt therefor.

         25. No Waiver. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel to enforce any provision of this Agreement, except by a statement in writing signed by the Party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, and shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         26. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by the Parties hereto.

         27. Assignment. The rights and obligations of the Corporation under this Agreement shall, without the prior written consent of Executive, inure to the benefit of and be binding upon the successors and assigns of the Corporation. If the Corporation shall at any time be merged or consolidated with any other corporation or shall sell or otherwise transfer a substantial portion of its assets to another corporation or entity, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or entity surviving or resulting from such merger or consolidation or to which such assets have been sold or transferred. Upon Executive's request, the Corporation shall obtain an agreement to expressly assume this Agreement from any such successor. This is a personal service contract and may not be assigned by Executive.

         28. Entire Agreement. This instrument contains the entire agreement of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings with respect to such subject matter, whether oral or written, and all other communications relating to the subject matter hereof, and the Parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement that are not set forth herein.

         29. Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the internal laws of the State of Colorado applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

         30. Headings. The headings of sections in this Agreement are solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Agreement.

         31. Expenses. Each of the parties shall bear his or its own expenses in connection with the preparation, negotiation and execution of this Agreement, except that the Corporation shall reimburse Executive for up to an aggregate of $2,500 of legal fees and related expenses incurred in connection with the preparation, negotiation and execution of this Agreement and the Employment Agreements for Gregory H. Courniotes and David J. Rubinstein.

         Signed by the Parties on the day and year first above written.


                                        "CORPORATION"

                                        CONVERGENT GROUP CORPORATION



                                        By: /s/ Glenn E. Montgomery
                                            -------------------------------
                                            Glenn E. Montgomery, Jr.
                                            President and Chief Executive
                                            Officer


                                        "EXECUTIVE"

                                        /s/ Mark Shirman
                                        -----------------------------------
                                        Mark Shirman
                                        Executive

                                    EXHIBIT A
                                       TO
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                                  MARK SHIRMAN
                                       AND
                          CONVERGENT GROUP CORPORATION


                           TABLE OF SEVERANCE BENEFITS
                           ---------------------------

                                                                                        ADDITIONAL MONTHS
    EVENT OF TERMINATION           ADDITIONAL MONTHS OF CONTINUATION BENEFITS             SEVERANCE PAY
------------------------------ ---------------------------------------------------- -------------------------
1.   BY CORPORATION FOR        0                                                    0
     CAUSE
-------------------------------------------------------------------------------------------------------------
2.   BY CORPORATION
     WITHOUT CAUSE OR
     UPON MUTUAL
     AGREEMENT

A)   WITHIN ONE YEAR           Six months, but only until Executive's eligibility   6 months
     FOLLOWING EFFECTIVE       for reasonably equivalent benefits from a third-
     DATE                      party employer.

B)   AFTER ONE YEAR            0                                                    0
     FOLLOWING EFFECTIVE
     DATE
-------------------------------------------------------------------------------------------------------------
3.   BY EXECUTIVE WITH         Six months, but only until Executive's eligibility   6 months
     GOOD REASON               for reasonably equivalent benefits from a third-
                               party employer
-------------------------------------------------------------------------------------------------------------
4.   BY EXECUTIVE              0                                                    0
     WITHOUT GOOD
     REASON
-------------------------------------------------------------------------------------------------------------
5.   DISABILITY                Six months, but only until Executive's eligibility   0
                               for reasonably equivalent benefits from a third-
                               party employer
-------------------------------------------------------------------------------------------------------------
6.   DEATH                     Six months                                           [See Section 16]
-------------------------------------------------------------------------------------------------------------



DENVER:0944181.07

                                                                OCTOBER 11, 1999

Mr. Mark Shirman

--------------------

--------------------


         RE:   EXERCISE OF STOCK OPTIONS

Dear Mark:

         This letter is being provided in connection with your exercise of 226,626 "Tranche 1" options granted to you pursuant to your Employment Agreement. This will confirm that in recognition of the significance of your contribution to the development of a digital utility strategy for Convergent's e-business and your significant time commitment to Convergent prior to the official date of commencing your employment, the shares of Common Stock issued upon exercise of the "Tranche 1" options are not subject to any vesting requirement as presently contemplated by your Employment Agreement. Any provision in your Employment Agreement to the effect that Convergent may repurchase such shares if you do not remain in the employ of Convergent as of October 11, 2000 is hereby deleted.

                                      Very truly yours,

                                      /s/ Glenn E. Montgomery, Jr.
                                      ------------------------------------------
                                      Glenn E. Montgomery, Jr.
                                      President and Chief Executive Officer
                                      Convergent Group Corporation